2005 STOCK OPTION AGREEMENT
                          ---------------------------


     THIS 2005 STOCK OPTION AGREEMENT (this "Agreement") is made as of the 24th day of March, 2005, by and between Capital City Bank Group, Inc., a Florida corporation (the "Company"), and William G. Smith, Jr. (the "Participant").

     WHEREAS, the Participant is a key executive officer and associate of the Company and certain of its subsidiaries that has been selected to receive a Stock Option Grant under the 2005 Plan by the Committee appointed by the Company's Board of Directors (the "Board") to administer the 2005 Plan, subject to the terms and conditions contained herein, which award has been ratified and approved by the Board.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Definitions.
          ----------- Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Capital City Bank Group, Inc. 2005 Associate Incentive Plan (the "2005 Plan"). The following terms shall have the meanings set forth below:

          (a) Compounded Earnings Per Share Growth Rate. ----------------------------------------- The Compounded
Earnings Per Share Growth Rate means that rate which would discount over a three (3) year period the Company's earnings per share for the year ended December 31st of the terminal year to a present value equal to the Company's earnings per share for the base year. For purposes of this calculation, 2002 shall serve as the base year and 2005 shall serve as the terminal year. The Compounded Earnings Per Share Growth Rate for the common stock shall be calculated based upon the audited financials for CCBG and shall be calculated by the Company's auditors in accordance with Generally Accepted Accounting Principals using diluted earnings per share before extraordinary items. The Compounded Earnings Per Share Growth Rate is to be compared to the target rates in section 3(b) for purposes of calculating the Economic Value.

          (b) Stock Option Award.
              ------------------ The Stock Option Award means the number of stock options to be awarded under this Agreement and shall be determined by dividing the Economic Value by the Black-Scholes Valuation.

          (c) Economic Value.
              -------------- The Economic Value shall mean the absolute dollar value calculated pursuant to Section 3 that will range from $0 to $500,000.

          (d) Black-Scholes Valuation.
              ----------------------- The Black-Scholes Valuation shall mean the economic value of one Stock Option that is calculated by taking into account the Date of Grant, Risk-Free Rate, Stock Option Term, Exercise Price and Volatility. The Black-Scholes calculation is based upon a European Call that takes into consideration dividend payments and shall be calculated as described on Schedule A.

          (e) Date of Grant.
              ------------- Subject to Section 4, the Date of Grant shall be the date the Participant will be eligible to receive the Stock Option Award. This date will be no later than 60 days after the fiscal year 2005 audited earnings of the Company have been released to the general public.

          (f) Risk-Free Rate.
              -------------- The Risk-Free Rate means the rate of interest on a debt security issued by the United States Government Treasury that has a term from one to 10 years in duration which security shall be selected by the Committee, in its sole discretion.

          (g) Stock Option Term.
              ----------------- The Stock Option Term shall be a period of 10 years from the Date of Grant.

          (h) Stock Option Type.
              ----------------- The Stock Option Type shall be Non-Qualified Stock Options as defined under Section 2(r), "Non-Qualified Stock Options," of the 2005 Plan. The options under this Agreement are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the "Code").

          (i) Exercise Price.
              -------------- The Exercise price means the closing price of a share of Common Stock of the Company as reported on the NASDAQ National Market or any successor automated quotation system or exchange on which Common Stock is traded (as accurately reported in the Wall Street Journal or any successor publication selected by the Committee) as of the Date of Grant.

          (j) Volatility.
              ---------- Volatility means the standard deviation of the daily closing price of a share of Common Stock of the Company over the calendar year immediately preceding the Date of Grant.

          (k) Dividend Rate.
              ------------- The Dividend Rate means the annualized dividend rate that is paid to a shareholder of Common Stock of the Company that is in effect as of the Date of Grant.

     2.   Stock Option Grant.
          ------------------ Upon the Company achieving the earnings per share conditions in Section 3, the Participant shall receive the Stock Option Award, subject to the vesting provisions of Section 4 and all terms and conditions of this Agreement.

     3.   Earnings Per Share Conditions.
          -----------------------------

          (a) Subject to Section 4, the Participant shall be eligible to receive the Stock Option Award based on an Economic Value of up to $500,000 which shall be calculated pursuant to the Compounded Earnings Per Share Growth Rate conditions set forth in Section 3(b). Notwithstanding the foregoing, the Stock Option Award pursuant to this Agreement shall not be delivered to the Participant unless and until the Participant satisfies the vesting conditions of Section 4.

          (b) The Compounded Earnings Per Share Growth Rate shall be calculated within 30 days of the reporting to the public of the 2005 earnings per share of CCBG. If the Compounded Earnings Per Share Growth Rate is below the Minimum Performance Level set forth below, then no Stock Option Award will be granted to the Participant under this Agreement. Assuming the Compounded Earnings Per Share Growth Rate is at or above the Minimum Performance Level, then the Economic Value will be as follows:




                             Target Compounded Earnings   Economic Value of the
Financial Performance           Per Share Growth Rate         Amount of Stock
---------------------           ---------------------         ---------------
                                                                  Options
                                                                  -------
Minimum Performance Level                7 1/2%                        $ 0

Target Performance Level                10%                      $ 250,000

Maximum Performance Level               12 1/2%                  $ 500,000




If the Compounded Earnings Per Share Growth Rate is greater than the Minimum Performance Level and less than or equal to the Maximum Performance Level, then the Economic Value for calculating the Stock Option Award will be awarded on a pro-rata basis. For example, if the Compounded Earnings Per Share Growth Rate is eleven percent (11%), a factor would be calculated by subtracting the Minimum Performance Level from eleven percent (11%) and dividing this amount by five percent (5%) which is the difference between the Maximum and Minimum Performance Levels (i.e., 11% - 7 1/2% / 5% = .7). This factor should then be multiplied by $500,000 (the maximum Economic Value) to determine the actual Economic Value. In this example, the Economic Value would be $350,000 (i.e., .7 x $500,000).

     4.   Vesting.
          -------

          (a) Provided the Participant remains in the employ of the Company and its subsidiaries, the Stock Option Award will vest at a rate of one-third (1/3) on each of the first, second and third anniversaries of the Date of Grant. For example, if 9,000 stock options were granted on March 1, 2006, then 3,000 options would vest on each of March 1, 2007, March 1, 2008 and March 1, 2009. If the Participant fails to satisfy the vesting period with respect to any portion of the Stock Option Award granted pursuant to Section 3(a) hereof, he shall forfeit his interest in such unvested portion of the Stock Option Award and the right to receive any shares of Common Stock thereunder unless (i) the Committee waives this condition at the time his employment actually terminates or (ii) the Participant's employment with the Company and its subsidiaries terminates by reason of (x) his death, (y) his disability (as determined by the Committee in its sole discretion using a standard which is no less rigorous than the standard for disability described in Section 22(c)(3) of the Code, or (z) a Change in Control.

          (b) Except as otherwise provided in Sections 10 and 11, any Stock Options underlying a Stock Option Award which the Participant does not forfeit under Section 4(a) may be exercised by the Participant, in accordance with Section 7(b) of the 2005 Plan and any forfeiture conditions under this Agreement or the Plan, as soon as practicable after the vesting period under
Section 4(a) has been satisfied; provided, however, if the Committee at any time before such transfer reasonably determines that the Participant might have violated any applicable civil or criminal law or did violate any standard of conduct or ethics applicable generally for officers, directors or associates of the Company and its subsidiaries, the Committee shall have the right to completely revoke the Participant's interest in such Stock Option Award and the shares of Common Stock underlying such Stock Option Award without regard to whether (i) the Participant has satisfied the vesting periods set forth in Section 4(a) before the date the Committee makes such determination, or (ii) the Participant's employment is (or might have been) terminated as a result of such conduct.

     5.   Representations and Warranties of the Participant.
          -------------------------------------------------  The Participant
represents, warrants and covenants that:

          (a) Knowledge and Experience. The Participant has such knowledge and experience in financial and business matters that he, together with his professional advisor is capable of evaluating the merits and risks of receipt of this Agreement and the Stock Options underlying such award (collectively, the "Securities"). The Participant has had access to such information concerning the Company, including its current financial statements, as the Participant deems necessary to enable him to make an informed decision concerning receipt of the Securities.

          (b) Withholding Taxes.
              ----------------- The Participant acknowledges and agrees that the Company may withhold from the Participant's cash compensation (whether paid in the form of salary, bonus or other type of cash payment) an amount calculated on the taxable income recognized by the Participant with respect to an exercise of the Stock Options as dictated under the 2005 Plan, calculated at the maximum withholding rate permitted for the Company under the Code. The date or dates of such taxable income recognition, and the Company's corresponding right to withhold from the Participant's cash compensation, shall be as determined by the Code.

          (c) Agreement to Purchase for Investment.
              ------------------------------------  By acceptance of this
Agreement, the Participant agrees that a purchase of shares under this Agreement will not be made with a view to their distribution, as that term is used in the Securities Act of 1933, as amended (the "Act"), unless in the opinion of counsel to the Company such distribution is in compliance with or exempt from the registration and prospectus requirements of the Act, or a registration statement is in effect pursuant to the Act with respect to the shares, and the Participant agrees to sign a certificate to such effect at the time of exercising this option and agrees that the certificate for the shares so purchased may be inscribed with a legend to ensure compliance with the Act.

     6.   Partial Exercise.
          ---------------- Exercise of Stock Option Awards up to the extent above stated may be made in part at any time and from time to time within the above limits, except that these options may not be exercised for a fraction of a share. Any fractional share with respect to which an installment of these options cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this Agreement and shall be available for later purchase by the Participant in accordance with the terms hereof.

     7.   Payment of Price.
          ---------------- The Exercise Price is payable (i) in cash, (ii) by personal check, certified check or bank cashier's check payable to the order of the Company in the amount of such purchase price, (iii) by delivery to the Company of Common Stock having a fair market value equal to such purchase price, provided that such Common Stock has been owned by the Participant for at least six (6) months or such longer period as the Compensation Committee of the Board may determine as necessary to avoid adverse accounting treatment by the Company, (iv) by irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay such purchase price and to sell the Common Stock to be issued upon exercise of the option and deliver the cash proceeds less commissions and brokerage fees to the Participant or to deliver the remaining shares of Common Stock to the Participant, or (v) by any combination of the methods of payment described in (i) through (iv) above.

     8.   Method of Exercising Option.
          --------------------------- Subject to the terms and conditions of this Agreement, vested Stock Options may be exercised by written notice to the Company, at the principal executive office of the Company, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise an option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment as set forth in Section 7 of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after such payment shall be received. The certificate or certificates for the shares as to which the vested Stock Options shall have been so exercised shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Participant and if the Participant shall so request in the notice exercising this option, shall be registered in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising this option. In the event this option shall be exercised by any person or persons other than the Participant (if in compliance with the 2005 Plan), such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the vested Stock Options. All shares that shall be purchased upon the exercise of the vested Stock Options as provided herein shall be fully paid and non-assessable.

     9.   No Obligation to Exercise Option.
          --------------------------------  The grant and acceptance of this
Agreement imposes no obligation on the Participant to exercise any vested Stock Options.

     10.  Death or Disability of the Participant.
          -------------------------------------- In the event of the
Participant's death or termination due to disability, the Stock Option Award or any part thereof granted to the Participant which has not vested under
Section 4(a) shall, as of the date of death or disability, become vested with respect to the Participant and may be exercised by the Participant or his legal representative free of any restriction or forfeiture conditions under this Agreement, subject to the 2005 Plan.

     11.  Change in Control.
          -----------------  In the event of Change in Control as defined in
Section 2(f) of the 2005 Plan, all of the Stock Options awarded to the Participant pursuant to Stock Option Award shall become immediately vested with respect to the Participant and may be exercised by the Participant free of any restriction or forfeiture condition under this Agreement, subject to the 2005 Plan.

     12. Capital Changes and Business Successions. ---------------------------------------- The 2005 Plan contains provisions covering this treatment of options in a number of contingencies such as stock splits and mergers. Provisions in the 2005 Plan for adjustment with respect to stock subject to options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

     13.  Reservation of Common Stock.
          --------------------------- The Company will at all times reserve and keep available for issuance upon the exercise of this Agreement such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full hereof, and upon such issuance such shares of Common Stock will be validly issued, fully paid, and nonassessable.

     14.  No Shareholder Rights or Obligation.
          -----------------------------------  This Agreement will not entitle the Participant (or subsequent holder of this Agreement) to any voting rights or other rights as a shareholder of the Company as to any unexercised Stock Options. No provision of this Agreement will give rise to any obligation of the Participant for the Exercise Price for unexercised Stock Options or cause the Participant to have any obligation as a shareholder of the Company regarding any unexercised Stock Options.

     15.  Termination Rights.
          ------------------ Nothing in the Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company to change or terminate the employment of the Participant as any time, for any reason whatsoever, with or without cause. Designation as a Participant pursuant to this Agreement will not confer any right on the Participant to be designated as a Participant in the future. Notwithstanding the foregoing, however, this paragraph shall not change the terms and conditions of any employment agreement in effect between the Participant and the Company.

     16.  Interpretation.
          -------------- The Committee's interpretation of this Agreement, the 2005 Plan and all other decisions and determinations by the Committee shall be final and binding upon the parties hereto. The Committee may amend any provision of this Agreement at any time; provided that, except with the written consent of the Participant, no amendment of this Agreement will impair the rights of the Participant to the Securities except as otherwise set forth in this Agreement.

     17.  Company Rights.
          -------------- This Agreement shall not in any way affect the right of the Company to make changes of its capital structure or to merge or consolidate or to dissolve, liquidate or sell all or any part of its business or its assets.

     18.  2005 Plan.
          --------- The terms and provision of the 2005 Plan are incorporated herein by reference, and the Participant agrees to be bound by all such terms and provisions. In the event of a conflict or inconsistency between any terms and conditions of this Agreement and the 2005 Plan, the 2005 Plan shall govern and control. Determinations made in connection with this Agreement pursuant to the 2005 Plan shall be governed by the 2005 Plan as it exists on this date.

     19.  Miscellaneous.
          ------------- This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and
representations (if any) made by and between the parties.   All of the terms
and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors and permitted assigns, whether so expressed or not. No party shall assign its rights or obligations under this Agreement without the prior written consent of each other party to this Agreement.

          The headings contained in this Agreement are for convenience of reference only, and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement. If any part of this Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible. All covenants, agreements, representations and warranties made in this Agreement or otherwise made in writing by any party pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          The parties acknowledge that a substantial portion of the negotiations and anticipated performance of this Agreement occurred or shall occur in Leon County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Leon County or the United States District Court, Northern District of Florida. Each party consents to the jurisdiction of this court in any civil action or legal proceeding and waives any objection to the laying of venue of any civil action or legal proceeding in court. Service of any court paper may be effected on a party by mail, as provided in this Agreement, or in any other manner as may be provided under applicable laws, rules of procedure or local rules.

          All notices required under this Agreement shall be in writing and shall be deemed to have been given, made, and received only upon (a) delivery, if personally delivered to a party; (b) one business day after the date of dispatch, if by facsimile; (c) one business day after deposit, if delivered by a nationally recognized courier service offering guaranteed overnight delivery; or (d) three business days after deposit in the mail, if by United States certified mail, postage prepaid, return receipt requested, at the address appearing on the records of the party sending the notice (which address may be changed by a notice complying with the foregoing).

          This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of
conflicts of laws.   If any legal action or other proceeding is brought for
the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs, and all other expenses even if not taxable as court costs. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first written above.

Witnesses:                                CAPITAL CITY BANK GROUP, INC.


/s/ Emily G. Groom                        By: /s/ J. Kimbrough Davis
----------------------------------           ------------------------------
                                             J. Kimbrough Davis
                                             Executive Vice President and
                                             Chief Financial Officer
/s/ Cleo J. Gay
----------------------------------



/s/ Emily G. Groom                           /s/ William G. Smith, Jr.
----------------------------------           ------------------------------
                                             William G. Smith, Jr.


/s/ Cleo J. Gay
----------------------------------

                                 SCHEDULE A

                         Black-Scholes Calculation

The Black-Scholes model that prices a stock option where the underlying stock pays a dividend utilizes the option pricing formula for a European call:


                            -qT           -rT
Black-Scholes Valuation = Se    N(d ) - Xe   N(d )
                                   1            2


Where we have the following variables:

   *   X:   Exercise Price, per Definition 1(i)

   *   S:   Stock price (which equals the Exercise Price)

   *   q:   Dividend Rate, per Definition 1(k)

   *   T:   Stock Option Term, per Definition 1(g)

   *   r:   Risk-Free Rate, per Definition 1(f)

   *   v:   Volatility, per Definition 1(j)

                            2
            1n(S/X) + (r - q + v /2)T
   *   d1:  -------------------------
                      ----
                   v / T
                    v

   *   d2:  d  - vT
             1

And the following functions:

       (z)
   * e : Is the exponential function raised to the stated the power of the quantity z

       (z)
   *   N  :  The cumulative normal distribution function of the quantity z

        (z)
   *  ln   : The natural logarithmic function of the quantity z
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1